Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Executive Vice President and CFO
Valley National Bancorp
973-305-4003

Anthony M. Bruno
Chairman, President and CEO
Greater Community Bancorp
973-942-1111
VALLEY NATIONAL BANCORP TO ACQUIRE GREATER COMMUNITY BANCORP
WAYNE, NJ and TOTOWA, NJ – March 19, 2008 — Valley National Bancorp (NYSE:VLY) (“Valley”), the holding company for Valley National Bank, and Greater Community Bancorp (NASDAQ: GFLS) (“Greater Community”) jointly announced today that they have entered into a merger agreement by which Greater Community will merge with and into Valley. Greater Community is the holding company for Greater Community Bank, a commercial bank with approximately $1.0 billion in assets and 16 full-service branches in the northern New Jersey counties of Bergen, Passaic and Morris. Pursuant to the merger agreement, Greater Community Bank will be merged with and into Valley National Bank.
Gerald H. Lipkin, Valley’s Chairman, President & CEO noted, “We are pleased to announce the merger with Greater Community which is consistent with Valley’s strategy of targeted growth, organically or through acquisition, within its northern and central New Jersey footprint. Greater Community offers Valley an opportunity to strengthen its position within a very competitive market, while benefiting both companies’ current customers and shareholders. Furthermore, both institutions have a longstanding commitment to credit quality, sound loan underwriting standards and no exposure to subprime loans. With Valley’s higher lending limits, this merger should allow us to expand upon a number of Greater Community’s loan relationships. We anticipate that the combination of our companies will also strengthen Valley’s deposit market share in Bergen, Passaic and Morris Counties.”
“We feel the merger with Valley represents an excellent opportunity for our customers and shareholders, as well as a cultural fit for our employees” said Greater Community’s Chairman, President and CEO, Anthony M. Bruno, Jr. Mr. Bruno continued, “Within a short time after close, our customers will have access to Valley’s 176 branch locations, in addition to our current branches, to conduct their business and have immediate access to Valley’s network of 221 ATMs, free of service charges. Valley’s large presence in and outside of our markets will allow our employees to leverage these resources with their talents to benefit our customer needs, and ultimately our shareholders.”
John L. Soldoveri, a shareholder of Greater Community who owns approximately 10% of Greater Community’s outstanding common stock, has informed Greater Community that he will support the transaction with Valley and has signed an agreement to vote in favor of the merger.
Under the terms of the merger agreement, which has been unanimously approved by the board of directors of both companies, Valley will issue 0.95 shares of its common stock for each outstanding common share of Greater Community. In addition, for each ten shares of Greater Community held, Valley will issue one warrant to buy one share of Valley common stock at a price equal to $2.00 above Valley’s average closing stock price for a period of time prior to closing, as specified in the merger agreement. Cash will be paid in lieu of fractional shares and warrants, and holders of Greater Community stock options will be entitled to a cash payment, calculated in accordance with the terms of the merger agreement. Based on Valley’s March 19, 2008 closing price of $19.96, the total consideration is estimated to be $167 million. As a result of the transaction, Valley expects to record approximately $117 million, net of tax, of intangible assets, comprised of $11 million of core deposit intangibles, $3.0 of purchase accounting market value adjustments, $8.5 million of non-recurring charges and $94.5 million of goodwill.
The pricing multiples are consistent with those of Valley’s past transactions. The estimated price to earnings ratio is 18.0x trailing 12-month earnings and the price to tangible book value multiple is 265%. Valley anticipates that the transaction will be accretive to earnings within the first full year of operations, as Valley intends to realize 30% or more of non-interest expense cost savings on this “in market” merger. The impact to Valley’s capital ratios will be largely neutral, with Valley’s book value per common share increasing approximately 10% from $7.92 to $8.70, its tangible book value per common share remaining relatively flat at $6.21 and the total capital ratio declining from 11.35% to 11.27%. Upon consummation of the merger, Valley will have a total of 192 branches, approximately $13.8 billion in total assets, $9.3 billion of loans, $8.8 billion of deposits, goodwill and intangibles of $322 million and capital of $1.1 billion. See the table below for additional pro forma data.
Valley anticipates the closing of the merger will occur late in the third quarter of 2008, contingent upon receiving regulatory approvals, approval by the Greater Community shareholders and other customary closing conditions.
MG Advisors, Inc. and Stifel, Nicolaus & Company, Incorporated, served as financial advisors to Valley in the transaction, and Day Pitney LLP served as legal counsel. Sandler O’Neill + Partners, L.P. and The Kafafian Group, Inc. acted as financial advisors to Greater Community and Quarles & Brady LLP provided legal counsel.
Valley is a regional bank holding company with over $12.7 billion in assets, headquartered in Wayne, New Jersey. Its principal subsidiary, Valley National Bank, currently operates 176 branches in 114 communities serving 13 counties throughout northern and central New Jersey and Manhattan, Brooklyn and Queens. Valley is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. Valley offers a wide range of deposit products, mortgage loans and cash management services to consumers and businesses including products tailored for the medical, insurance and leasing business. Valley’s comprehensive delivery channels enable customers to bank in person, by telephone or online.
For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 1-800-522-4100.
Greater Community is a financial holding company headquartered in Totowa, New Jersey. Greater Community operates 16 full-service branches in the northern New Jersey counties of Bergen, Passaic and Morris through its state-chartered commercial bank subsidiary Greater Community Bank. Greater Community Bank provides traditional commercial and retail banking services to businesses and consumers in New Jersey and, through its subsidiary Highland Capital Corp., provides equipment leasing and financing. Greater Community Bancorp also offers traditional insurance products through its Greater Community Insurance Services, LLC subsidiary, and title insurance and settlement services through its Greater Community Title LLC subsidiary. In addition, Greater Community Financial, a division of Greater Community Bank, provides a wide range of investment products and services exclusively through Raymond James Financial Services, Inc., member FINRA/SIPC. (Securities are not FDIC insured or bank guaranteed, and are subject to risk and may lose value). Insurance policies and tax services are not insured by the FDIC or any federal government agency, may lose value, and are not a deposit of or guaranteed by Greater Community Bank or any bank affiliate.

Selected Consolidated Unaudited Pro Forma Financial Data of Valley and Greater Community
The following table shows selected consolidated pro forma financial data reflecting the merger of Greater Community with Valley, assuming the companies had been combined at December 31, 2007. The pro forma amounts reflect certain purchase accounting adjustments, which are based on estimates that are subject to change depending on fair values as of the merger completion date. This information also does not necessarily reflect what the historical financial condition or results of operations of the combined company would have been had Valley and Greater Community been combined as of December 31, 2007.

	As of December 31, 2007
		Greater	Combined
	Valley	Community	Pro Forma
		($ in thousands)	(Unaudited)
BALANCE SHEET ITEMS:
Assets	$12,748,959	$975,990	$13,830,555
Loans:
Commercial	1,563,150	126,252	1,689,402
Commercial Mortgage (includes Construction)	2,773,151	524,448	3,297,599
Residential Mortgage	2,063,242	144,164	2,207,406
Consumer	2,096,678	8,001	2,104,679

Total Loans	8,496,221	802,865	9,299,086

Intangible Assets	204,547	11,574	321,727
Deposits:
Non-interest bearing	1,929,555	166,550	2,096,105
Savings, NOW and money market	3,382,474	360,636	3,743,110
Time	2,778,975	222,286	3,001,261

Total Deposits	8,091,004	749,472	8,840,476

Shareholders’ equity	949,060	72,389	1,115,776

CAPITAL RATIOS:
Book Value	$7.92	$8.31	$8.70
Tangible Book Value	6.21	6.98	6.19

Tier 1 leverage ratio	7.62%	8.61%	7.06%
Risk-based capital — Tier 1	9.55	10.22	9.28
Risk-based capital — Total Capital	11.35	11.49	11.27

ASSET QUALITY:
Loans past due 90 days or more and still accruing	$8,462	$0	$0

Non-accrual loans	$30,623	$1,984	$0
Other real estate owned	609	0	0
Other repossessed assets	1,466	0	0

Total non-performing assets	$32,698	$1,984	$0

Troubled debt restructured loans	$8,363	$37	$0

ASSET QUALITY RATIOS:
Non-performing assets to total loans	0.38%	0.25%	0.37%
Allowance for loan losses to total loans	0.86	1.39	0.90
Allowance for credit losses to total loans	0.88	1.39	0.93
Net charge-offs to average loans	0.14	0.05	0.13

Additional Information and Where to Find it
In connection with the proposed merger, Valley intends to file a proxy statement/prospectus with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the registration statement (when available) and other documents filed by Valley and Greater Community with the Commission at the Commission’s web site at www.sec.gov. Valley’s documents may be accessed and downloaded for free at Valley’s web site at http://www.valleynationalbank.com/filings.html or by directing a request to Dianne M. Grenz, First Senior Vice President, Valley National Bancorp, at 1455 Valley Road, Wayne, New Jersey 07470, telephone (973) 305-3380, and Greater Community’s documents may be accessed and downloaded for free at http://www.greatercommunity.com/framecorp2.html or by directing a request to Anthony M. Bruno, Jr., Chairman, President and CEO, Greater Community Bancorp, at 55 Union Boulevard, Totowa, New Jersey 07512, telephone (973) 942-1111.
Participants in the Solicitation
This communication is not a solicitation of a proxy from any security holder of Greater Community Bancorp. However, Valley, Greater Community, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from Greater Community’s shareholders in respect of the proposed transaction. Information regarding the directors and executive officers of Valley may be found in its definitive proxy statement relating to its 2008 Annual Meeting of Shareholders, which was filed with the Commission on March 6, 2008 and can be obtained free of charge from Valley’s website. Information regarding the directors and executive officers of Greater Community may be found in its 2007 Annual Report on Form 10-K, which was filed with the Commission on March 12, 2008 and can be obtained free of charge from Greater Community’s website. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ from those contemplated by such forward-looking statements include, but are not limited to, the following: failure to obtain shareholder or regulatory approval for the merger of Greater Community with Valley or to satisfy other conditions to the merger on the proposed terms and within the proposed timeframe; the inability to realize expected cost savings and synergies from the merger of Greater Community with Valley in the amounts or in the timeframe anticipated; changes in the estimate of non-recurring charges; costs or difficulties relating to integration matters might be greater than expected; material adverse changes in Valley’s or Greater Community’s operations or earnings; the inability to retain Greater Community’s customers and employees; or a decline in the economy in Valley’s primary market areas, mainly in New Jersey and New York.
Valley and Greater Community assume no obligation for updating any such forward-looking statement at any time.

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